C-Phone Corporation Clarifies Distribution Plans for TV Set-Top Device
                               for Internet Access



WILMINGTON, N.C., May 14, 1998 -- C-Phone Corporation (Nasdaq: CFON), as previously announced in a press release issued May 13, 1998, has introduced C-Phone ITV(TM), a TV set-top device that provides Internet access using a television and a regular analog phone line. In clarification of its previous release, the Company states that, to date, it has supplied limited quantities of this device to certain of its business and institutional partners. Retail distribution plans for the device are being formulated.

In an unrelated development, the Company announced today that the holders of all of the 200,000 warrants the Company issued in its 1994 initial public offering have irrevocably agreed to exercise all of such warrants on or before the close of business on May 15, 1998. To induce such exercise, the Company reduced the exercise price of the warrants from $8.40 to $6.00 per share, in consideration for shortening the expiration date of the Warrants from August 19, 1999 to May 21, 1998 and eliminating the "cashless" exercise right under which the holders could have exercised such warrants by surrender of a portion thereof. As a result, the Company will receive aggregate proceeds of $1,200,000.

C-Phone Corporation (http://www.cphone.com) is an innovator in the design and manufacture of video communication products. The Company continues to expand its TV set-top video phone product line of competitively priced, easy-to-use TV set-top based information devices which utilize the television and universally available phone services for connections to deliver video, voice and data.